Elizabeth Arden, Inc.
14100 N.W. 60th Avenue
Miami Lakes, Florida 33014

Market-Based Restricted Stock Award Agreement

Dear Market-Based Restricted Stock Award Recipient:

Elizabeth Arden, Inc. (the "Company") is pleased to make the following award to you as described below:

1.   Pursuant to the provisions of the Elizabeth Arden, Inc. 2004 Stock Incentive Plan, as the same may be amended, modified and supplemented (the "Plan"), the Committee (as defined in the Plan) hereby grants to you as of ___________ (the "Award Date"), subject to the terms and conditions of the Plan and subject further to the terms and conditions herein set forth, an award of shares of common stock, par value $.01 per share, of the Company (the "Market-Based Restricted Stock" or "MBRS") in the amount set forth in the Certificate related to this award. The term "Certificate" means the Certificate of Restricted Stock Award accompanying this Agreement (as defined below) on the website of the Company's Plan administrator, pursuant to which you have been informed of this award and have been given the opportunity to accept or reject this award. The Certificate is incorporated herein by reference, including your electronic acceptance or rejection of this award at the website of the Company's Plan administrator.

2.   It is understood and agreed that the award evidenced by this agreement (the "Agreement") is subject to the following terms and conditions:

(a)  You shall be entitled to exercise and enjoy all rights and entitlements of ownership of the Market-Based Restricted Stock, including the right to vote such Market-Based Restricted Stock on all matters which come before the shareholders of the Company and the right to receive dividends and other distributions thereon, except that, until the period of restriction applicable to the Market-Based Restricted Stock lapses (as provided below) the following restrictions shall apply: (i) you will not sell, transfer, assign, give, place in trust, or otherwise dispose of or pledge, grant a security interest in, or otherwise encumber the Market-Based Restricted Stock and any such attempted disposition or encumbrance shall be void and unenforceable against the Company; (ii) dividends and other distributions on the Market-Based Restricted Stock will be subject to the provisions set forth in Sections 2(e) and 5 hereof; and (iii) your shares of Market-Based Restricted Stock will be subject to forfeiture pursuant to the provisions of Section 2(c) hereof.

(b)  If you are continuously employed by or continuously provide services to the Company or any of its subsidiaries from the date of this Agreement through the applicable vesting date, the period of restriction with respect to all shares of Market-Based Restricted Stock will thereupon lapse as follows:

(i)  The shares of Market-Based Restricted Stock shall vest on __________ if the three-year total shareholder return of the Company's common stock from the Award Date exceeds the total shareholder return of the Russell 2000 Index for the same three-year period; if not

(ii)  the shares of Market-Based Restricted Stock shall vest on _________ if the four-year total shareholder return of the Company's common stock from the Award Date exceeds the total shareholder return of the Russell 2000 Index for the same four-year period; if not

(iii)  the shares of Market-Based Restricted Stock shall vest on __________ if the five-year total shareholder return of the Company's common stock from the Award Date exceeds the total shareholders return of the Russell 2000 Index for the same five-year period; if not

(iv)  the shares of Market-Based Restricted Stock shall vest on __________ if the six-year total shareholder return of the Company's common stock from the Award Date exceeds the total shareholders return of the Russell 2000 Index for the same six-year period.

The Committee shall have the sole authority to determine whether the Company's total shareholder return exceeded the total shareholder return of the Russell 2000 Index over the same relevant period.

(c) Subject to Section 2(d) hereof, if the Performance-Based Restricted Stock does not vest by the date provided for in Section 2(b)(iv) hereof or upon termination of your employment with the Company and its subsidiaries for any reason whatsoever, with or without cause, voluntarily or involuntarily (other than by reason of the your death or permanent and total disability (as defined in Section 22(e)(3) of the Internal Revenue Code)) all shares of Market-Based Restricted Stock as to which the applicable period of restriction has not then lapsed will be forfeited and returned to the Company and all your rights, or the rights of your heirs in and to such shares and dividends thereon, will terminate, unless the Committee determines otherwise in its sole and absolute discretion. Upon your death or permanent and total disability (as defined in Section 22(e)(3) of the Internal Revenue Code), the period of restriction shall lapse with respect to a number of shares of Market-Based Restricted Stock equal to the product of (i) a fraction the numerator of which is the number of completed months elapsed after the date of this Agreement to the date of death or total disability, as the case may be, and the denominator of which is seventy-two (72) and (ii) the number of shares of Market-Based Restricted Stock. As to any shares of Market-Based Restricted Stock then remaining, all such shares of Market-Based Restricted Stock shall be forfeited.

(d)  Notwithstanding the foregoing provisions of this Section 2, if there is a Change in Control (as defined in the Plan) of the Company and subject to the forfeiture provisions of Section 2(c) hereof, the period of restriction shall lapse with respect to:

(i)  fifty percent of the shares of Market-Based Restricted Stock if such Change in Control occurs no later than _________;

(ii)  seventy-five percent of the shares of Market-Based Restricted Stock if such Change in Control occurs no later than __________; and

(iii)  one hundred percent of the shares of Market-Based Restricted Stock if such Change in Control occurs later than __________.

As to any shares of Market-Based Restricted Stock then remaining unvested, all such shares of Market-Based Restricted Stock shall be forfeited in the event of a Change in Control.

(e)  Cash dividends, if any, that are declared on each share of Market-Based Restricted Stock prior to the lapse of the period of restriction applicable thereto in accordance with Section 2(b) hereof, will be paid in your name and will be delivered to you by the Company, as soon as practicable following the payment thereof. Stock dividends or other distributions, if any, that are declared on each share of Market-Based Restricted Stock prior to the lapse of the period of restriction applicable thereto in accordance with Section 2(b) hereof, will be issued in your name but will be subject to the same restrictions as the Market-Based Restricted Stock and will be held in custody by the Company until the period of restriction applicable to the Market-Based Restricted Stock lapses (as provided in Section 2(b) hereof).

(f)  Subject to the provisions of Sections 3, 4 and 5 hereof, upon the lapse of the period of restriction applicable to shares of Market-Based Restricted Stock in accordance with the terms of this Section 2, you shall become entitled to receive a stock certificate evidencing such shares or have shares delivered electronically to your broker, and the restrictions referred to in Section 2(a) hereof shall become null and void and cease to exist with respect to such shares.

3.   The issuance or delivery of any shares of Market-Based Restricted Stock as to which the period of restriction has lapsed may be postponed by the Committee for such period as may be required to comply with any applicable requirements under the federal or state securities laws, any applicable listing requirements of any national securities exchange or the NASDAQ National Market System, and any applicable requirements under any other law, rule or regulation applicable to the issuance or delivery of such shares, and the Company shall not be obligated to deliver any such shares of Market-Based Restricted Stock to you if either delivery thereof would constitute a violation of any provision of any law or of any regulation of any governmental authority, any national securities exchange or the NASDAQ National Market System, or you shall not yet have complied fully with the provisions of Section 5 hereof.

4.   You hereby represent that the Market-Based Restricted Stock awarded pursuant to this Agreement is being acquired for investment and not for sale or with a view to distribution thereof. You acknowledge and agree that any sale or distribution of shares of Market-Based Restricted Stock as to which the period of restriction has lapsed may be made only pursuant to either (a) a registration statement on an appropriate form under the Securities Act of 1933, as amended (the "Securities Act"), which registration statement has become effective and is current with regard to the shares being sold, or (b) a specific exemption from the registration requirements of the Securities Act that is confirmed in a favorable written opinion of counsel, in form and substance satisfactory to counsel for the Company, prior to any such sale or distribution. You hereby consent to such action as the Committee or the Company deems necessary or appropriate from time to time to prevent a violation of, or to perfect an exemption from, the registration requirements of the Securities Act or to implement the provisions of this Agreement, including but not limited to placing restrictive legends on certificates evidencing shares of Market-Based Restricted Stock (whether or not the period of restriction applicable thereto has lapsed) and delivering stop transfer instructions to the Company's stock transfer agent.

5.   No later than the date as of which an amount first becomes includible in your gross income for federal income tax purposes with respect to any shares of Restricted Stock, you shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, all federal, state, local and foreign taxes that are required by applicable laws and regulations to be withheld by the Company with respect to such amount. The obligations of the Company under this Agreement shall be conditioned on compliance by you with this paragraph, and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any other sums due or to become due from the Company, including from the delivery of the shares of Common Stock that give rise to the withholding requirement. You may also make withholding tax payments by tendering shares of Common Stock, valued as of the date tendered. Notwithstanding anything to the contrary contained herein, you shall be responsible for the payment of all taxes required to be paid in connection with the issuance or vesting of the shares of common stock issued pursuant to this Agreement.

6.   This Agreement does not confer upon you any right to continued employment by the Company or any of its subsidiaries or affiliated companies, nor shall it interfere in any way with our right to terminate your employment at any time for any reason or no reason.

7.   The Plan and this Agreement will be construed by and administered under the supervision of the Committee, and all determinations of the Committee will be final and binding on you.

8.   Nothing in the Plan or this Agreement will restrict or limit in any way the right of the Board of Directors of the Company to issue or sell stock of the Company (or securities convertible into stock of the Company) on such terms and conditions as it deems to be in the best interests of the Company, including, without limitation, stock and securities issued or sold in connection with mergers and acquisitions, stock issued or sold in connection with any stock option or similar plan, and stock issued or contributed to any qualified stock bonus or employee stock ownership plan.

9.   You hereby irrevocably appoint the Company and each of its officers, employees and agents as your true and lawful attorneys with power (i) to sign in your name and on your behalf stock certificates and stock powers covering some or all of the Market-Based Restricted Stock and such other documents and instruments as the Committee deems necessary or desirable to carry out the terms of this Agreement and (ii) to take such other action as the Committee deems necessary or desirable to effectuate the terms of this Agreement. This power, being coupled with an interest, is irrevocable. You agree to execute such other stock powers and documents as may be reasonably requested from time to time by the Committee to effectuate the terms of this Agreement.

10.   You hereby agree to be bound by all of the terms and provisions of the Plan, a copy of which is available upon your request.

11.   This Agreement may be executed (by writing or electronic means) in counterparts each of which taken together shall constitute one and the same instrument.

12.   This Agreement, which constitutes the entire agreement of the parties with respect to the Market-Based Restricted Stock, shall be governed by, and construed and enforced in accordance with, the laws of the State of Florida without regard to principles of conflicts of law. In the event of any conflict between this Agreement and the Plan, the Plan shall control. In the event of any ambiguity in this Agreement, or any matters as to which this Agreement is silent, the Plan shall govern including, without limitation, the provisions thereof pursuant to which the Committee has the power, among others, to (i) interpret the Plan, (ii) prescribe, amend and rescind rules and regulations relating to the Plan, and (iii) make all other determinations deemed necessary or advisable for the administration of the Plan.

13.   (a)  This subsection shall only apply if you reside outside of the United States and its territories and only to the extent required by applicable law. You hereby acknowledge that the Company holds and processes information relating to your employment, including the nature and amount of your compensation, information relating to grants made by the Company to you under this Plan or other share incentive plans, your bank details, social security or national identity number, and other personal details ("Personal Data"). You further acknowledge that the Company is part of a group of companies operating internationally, and that, in connection with the Plan or other share incentive plans, it may be necessary for the Company to make Personal Data available to its subsidiaries and affiliates, to third-party advisers and administrators of any share incentive plans or arrangements, to service providers and other third parties in the ordinary course of business, and to regulatory authorities and tribunals (the "Third Parties"); and that these Third Parties may be located in countries other than the Employee's country of residence (the "Third Countries"), including the United States and other countries outside the European Economic Area. You acknowledge that the laws of these Third Countries may not provide for a level of data protection equivalent to that provided for in your country of residence. Any Personal Data made available by the Company as described above in relation to the Plan or any other share incentive plan will be for the purpose of administration and management of the Plan or any other share incentive plan by the Company, on behalf of the Company, or as otherwise permitted or required by law. You hereby authorize the Company to hold and process the Personal Data for these purposes, and to transfer to the Third Parties and Third Countries any Personal Data to the extent necessary or appropriate to facilitate the administration of the Plan or any other share incentive plan. You authorize the Company to store and transmit Personal Data in electronic form. You confirm that, to the extent such rights exist under applicable law, the Company has notified you of your rights of entitlement to reasonable access to the personal data held about you and of your rights to rectify any inaccuracies in that data. Any inquiries may be directed to: Elizabeth Arden, Inc., 14100 N.W. 60th Avenue, Miami Lakes, Florida 33014, USA, Attention: Chief Administrative Officer.

      (b) You agree that the immediately preceding subsection shall supercede and amend and restate in its entirety any personal data protection or similar provision contained in any prior stock, option or similar incentive grant made to you by the Company.